UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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SACHEM CAPITAL CORP.
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This filing contains the following communications related to the entry by Sachem Capital Corp., a New York corporation (“Sachem”), into a Contribution Agreement (the “Contribution Agreement”) with Industrial Realty Group Global, LLC, a Delaware limited liability company (“IRG Global”) and the proposed transactions contemplated thereby (the “Transaction”):

1.A transcript of a joint webcast of Sachem and IRG Global concerning the Contribution Agreement and the Transaction.
2.A transcript of a town hall meeting with employees concerning the Contribution Agreement and the Transaction.
3.An email sent by Sachem to employees concerning the Contribution Agreement and the Transaction.
4.Questions and Answers provided to Sachem’s employees concerning the Contribution Agreement and the Transaction.

1.The following is a transcript of a joint webcast of Sachem and IRG Global, dated May 18, 2026, concerning the Contribution Agreement and Transaction.
Operator: Greetings. Welcome to Sachem Capital Corp. and Industrial Realty Group Transaction Call. At this time, all participants are in a listen only mode. [Operator Instructions] Please note this conference is being recorded.

I will now turn the conference over to Steve Sweat, Investor Relations. Thank you. You may begin.

Steve Sweat
Investor Relations, Sachem Capital Corp.
Thank you, operator and thank you all for joining us today on such short notice. Earlier today, Sachem issued a press release announcing that the company has entered into a definitive contribution agreement with Industrial Realty Group or IRG to create a scaled industrial lease driven public equity REIT with real estate capital solutions platform. Post-closing, Sachem will publicly rebrand as IRG Realty Trust, Inc. or IRGT.

Joining us today are John Villano, CPA, Chief Executive Officer of Sachem and Stuart Lichter, Founder and Chairman of IRG. Before we begin, I'll read the customary cautionary language. During today's call, we may make forward looking statements within the meaning of the federal securities laws, including statements about the proposed transaction, anticipated timing, expected benefits, pro-forma expectation, leverage and financing, and other non-historical matters.

Actual results may differ materially due to risks and uncertainties. All forward looking statements speak only as of today May 18, 2026, and we assume no obligation to update or revise or supplement such forward looking statements and become untrue because of subsequent events. In connection with the proposed transaction, Sachem intends to file relevant materials with the SEC, including a proxy statement. Investors and security holders are urged to read those materials when they become available and they will contain important information. All relevant materials will be posted in the investor section of our website at www.sachemcapitalcorp.com. Given the announcement we made this morning, this call will focus on the contribution agreement with IRG.

With that, I'll turn the call over to John.

John L. Villano
Co-Founder, Chairman, President & Chief Executive Officer, Sachem Capital Corp.
Thank you, Steve, and thank you all for joining. Today marks an important milestone for Sachem. This morning we announced that we have entered into a definitive contribution agreement with Industrial Realty Group that when completed will create IRG Realty Trust Inc. or IRGT, a $3.4 billion enterprise value publicly listed industrial REIT with a real estate capital solutions platform.

Let me start with the compelling reasons this contribution transaction is so exciting. This transaction is designed to deliver a strategic reset for Sachem shareholders by repositioning the company into an industrial platform with meaningful scale, recurring lease driven cash flows and potential future growth opportunities. While preserving and enhancing the strengths of Sachem established real estate capital solutions business.

In other words, we're combining key assets from IRG's industrial real estate portfolio, including their well-established operating capabilities, along with Sachem's historical real estate capital solutions platform to create a top 10 listed industrial REIT with multiple growth levers and a clear pathway to long-term value creation.

Let's now discuss the transaction overview. The key terms of the transaction at closing will include IRG contributing 98 industrial assets into Sachem to form IRGT, which will be structured as an operator. As a result of this transaction, IRG is expected to own approximately 94.1% of IRGT through newly created OP units with existing Sachem shareholder owning approximately 5.9%. The transaction value Sachem standalone common equity at $2 per share, representing a significant premium to Sachem's 30-day and 90-day VWAP.

IRG will also receive a number of non-economic Class B voting shares in IRGT equal to the number of OP units it receives in the transaction. The Class B voting shares will initially provide IRG with 51% of the total voting power of all outstanding shares of IRGT common stock. Concurrent with closing, we expect to complete a 20 to 1 reverse stock split, which implies a post-split reference price of approximately $40 per common share, assuming a $2 stock price at close. Between signing and closing, it is anticipated that Scotiabank, acting as lead financial advisor and current lender to IRG, will work as a lead arranger to put in place a new credit facility for IRGT. This transaction is expected to close by year end 2026, subject to customary closing conditions and approval by Sachem shareholders. And now our strategic rationale.

The power of this transaction is driven by durable industrial assets with stable operating cash flows, an AV growth and incremental capital solutions revenues with compelling risk adjusted returns. Post contribution we will emerge as one of the largest publicly traded industrial REIT with a fundamentally different economic profile than our legacy platform.

The industrial real estate portfolio will generate recurring contractual cash flow. We believe creating a scaled industrial REIT with a diversified high-quality portfolio strengthens the long-term foundation of the company. Upon closing, IRGT is expected to own 98 industrial properties with an implied enterprise value of $3.4 billion based on March 31, 2026, values, which includes Sachem's approximately $470 million of total assets as of March 31, 2026, comprised of mortgage loans, investments in developmental real estate and owned real estate and other assets.

We will provide additional details and supporting schedules in our SEC filings. IRGT will focus on mission critical industrial infrastructure, supporting manufacturing, warehousing and distribution users. The tenant roster is highly diverse, with the top 10 tenants representing approximately 30% of annualized base rent.

Second, IRGT will be a platform with multiple growth levers and ample runway to take advantage of industry tailwinds. The combined platform is designed to grow through organic portfolio lease up, mark to market rent growth, acquisition opportunities and a real estate capital solutions team focused on disciplined accretive investments, creating a multi-pronged strategy for long-term growth. Execution matters, and we have focused on operational readiness from day one. IRG Realty Advisors or IRG RA a property management, asset management and real estate operating company wholly owned by IRG is expected to support day to day operations following closing, as they have done for decades.

IRGT expects to enter into property management and other agreements with IRGRA upon closing, IRGT's executive management and board will retain strategic capital allocation and governance authority subject to IRG's consent rights at the operating partnership. Third, the transaction meaningfully improves the long term cost of capital of our company and strengthens the balance sheet over time. IRGT is expected to emerge with leverage around 8 times, with a visible path to achieve sub 6 times leverage over time through organic cash flow growth and disciplined balance sheet management. It is our intent to create a company that can compete for capital and use that capital prudently to support long-term value creation.

Sachem's real estate capital solutions capabilities will continue providing creative capital solutions to real estate developers and investors with an emphasis on industrial and industrial adjacent assets. Sachem's lending operations will provide support to the resilient cash flow generated by the industrial real estate platform throughout economic and real estate cycles. Lastly, investor alignment and governance are high priorities.

Regarding management, Sachem's current team is expected to be enhanced through additional experienced leadership team members with industrial and REIT backgrounds to strengthen the organization with the objective of running a lean and powerful platform designed for value creation. We intend to communicate more information about leadership for IRGT in due course.

The combined company will continue to have governance and oversight appropriate for a public company, including a majority independent board in compliance with NYSE listing requirements. As for board members, Stuart Lichter, IRG's President and founder, is expected to serve as Chairman of the board following closing and I will remain on the board as well. Additional governance details will be provided at a later date. There is no question that we are energized by the meaningful value creation and long-term potential that this scaled industrial REIT will have. I am convinced that IRGT's resilient cash flow profile and our multiple growth levers going forward will unlock the inherent and appreciation contained in the IRGT assets supported by the strength of Sachem's real estate capital solutions platform.

We will continue to keep the market informed as we move through the SEC and shareholder approval process. With that, I'll now turn it over to Stu to share why IRG is excited about this combination.

Stuart Lichter
President, Founder & Chairman, Industrial Realty Group LLC
Thanks, John, and thanks everyone for joining. We are extremely excited about this transaction as it brings a high-quality industrial portfolio to the public markets with decades of real estate experience, including successfully navigating a multitude of economic cycles. We are contributing industrial portfolio with scale diversification, a clear operating strategy, and many opportunities for growth.

IRG currently manages more than 200 properties, with approximately 100 million square feet of total space. Since 2015, we have scaled a multi-billion dollar platform at a growth rate of 20% annually. The contribution of a high-quality portfolio of 98 properties to form IRGT will form the basis for a company with a total enterprise value of $3.4 billion based on a March 31, 2026 values. IRGT's focus will be on key industrial infrastructure assets supporting manufacturing, warehousing and distribution tenants.

This portfolio has a particular emphasis on manufacturing uses with a proven record of operating success over the years, which we believe we can continue. Second, IRGT will come out of the gate with a built in and fully staffed management team under IRG Realty Advisors, or IRGRA. This means we do not need to step up or hire.

IRGRA has managed these assets, knows them well, and will continue to manage and lease the assets which we expect will be a seamless effort. All agreements between IRGRA and IRGT will be made on market terms given our lease structure property management costs are predominantly reimbursable by tenants. Thus there will be little or no incremental cost to IRGT. We believe IRGT will benefit greatly from this relationship with IRGRA.

Third, we believe IRGT will have a clear path to reduce debt through internal growth driven by lease up mark to market rent growth and strong operating performance. We believe our balance sheet will provide us with a competitive cost of capital and necessary financial flexibility to support our aspirations for growth.

IRG intends to pursue value add and accretive industrial acquisitions, importantly through its ownership of OP units to be issued in this transaction, IRG will remain a long-term owner of IRGT alongside all public shareholders. We believe this alignment matters as it keeps incentives focused on strong cash flow generation and long-term value creation.

In summary, this industrial platform will be quite complementary to John and the Sachem team to leverage its creative financial solutions platform. We look forward to completing the transaction and engaging with Sachem shareholders and other stakeholders as we move through this process.

Thank you and with that, I will turn it back to John.

John L. Villano
Co-Founder, Chairman, President & Chief Executive Officer, Sachem Capital Corp.
Thanks, Stu. To wrap up this transaction is about creating a scaled long-term platform, lease driven, institutionally relevant with durable cash flows, a focus on NAV growth, and with a cost of capital profile that should expand Sachem's ability to compete for attractive capital solution opportunities in an accretive way. We appreciate your time and interest. We will continue to provide additional details as we progress towards the filing of our proxy and moving toward the shareholder voting.

Operator: Thank you, ladies and gentlemen, for your participation. This does conclude today's teleconference. You may now disconnect.

2.The following is a transcript of a town hall meeting with employees held on May 18, 2026 concerning the Contribution Agreement and the Transaction.

Good morning,

As you saw in my earlier email, this morning we announced that Sachem has entered into a definitive contribution agreement with Industrial Realty Group, or IRG. If shareholder approved and completed, the transaction will create IRG Realty Trust, Inc., a scaled, publicly listed industrial REIT.

Before I get into the strategic benefits, I want to start with two straightforward messages:

First, thank you. The work you do every day is what made it possible for us to consider a strategic step of this magnitude. As you might expect our work is only beginning. The opportunity before you is incredible. We (Sachem) will have to tools to continue building a real estate capital solutions platform that can compete vigorously at any level and now have Urbane compete for development projects without the baggage of a high cost of capital.

Second, it’s business as usual right now. Today’s announcement does not change how we serve our borrowers or respond to vendors or professionals on a day-to-day basis. We must continue to execute with the same discipline and urgency we bring to work every day. Our success will be measured in workforce intangibles such as professionalism, integrity, creativity and consideration for others among other things and lastly bottom line profits.

The four bullets below will assist in placing the guardrails on our contribution transaction:

•What we announced – in plain English
•Why we’re doing this – the strategic benefits, rationale and the “why now”
•What this means for employees – what changes, what doesn’t, and the timeline
•How we’ll communicate going forward – including how to handle questions appropriately

In simple terms: we’re combining IRG’s industrial real estate portfolio with Sachem’s capital solutions platform to create a larger, more durable, lease-driven business – a public industrial REIT with real scale.

This is a transformation from a business that has been primarily lending-oriented into a company that is expected to be predominantly lease-driven, with long-term industrial real estate income as the core engine, with the supplementary power of delivering other real estate capital solutions.

Strategic Rationale

Let me talk about the strategic benefits in the way I want every employee to understand them. I’m going to make this very practical.

This transaction is designed to create meaningful scale and a more durable cash-flow profile.
In public markets, scale matters because it impacts:

•resilience through cycles,
•access to capital, and
•investor relevance.

A larger, lease-driven industrial REIT is expected to have recurring, contractual cash flows from tenants, which is fundamentally a different earnings profile than relying primarily on loan originations and spreads. It’s meant to create a stronger long-term foundation.

We’re not doing this just to be bigger. We’re doing it to have more ways to grow in a disciplined way.

The combined company is expected to have multiple growth levers over time, including:

•leasing and occupancy improvements,
•rent growth and mark-to-market opportunities,
•active asset management, and
•disciplined acquisitions(Urbane) as the platform scales.
•robust capital solutions growth now blended with the industrial asset sector opportunities.

Importantly: this creates a path where growth is not dependent on a single lever. It’s a more diversified playbook.

A key objective is improving our long-term cost of capital. Our cost of capital is critical to our ability to compete for transactions, better borrowers or partners and the best quality real estate.

The public market profile of a scaled industrial REIT – with recurring property-level cash flows – can support access to capital on better terms over time compared to a small, constrained structure. Quite simply we expect to borrower cheaper and pass this on and into better quality opportunities.

The plan also includes a clear, disciplined approach to balance sheet management, including a path to reduce leverage over time through organic cash flow growth and prudent capital allocation.

This transaction also repositions the company toward a more institutionally investor relevant profile.

Why does that matter? Because the investor base influences:

•institutional investors provide stability in the shareholder base,
•trading liquidity over time, and
•the company’s ability to access capital efficiently.

A scaled industrial REIT with clear strategy and durable cash flows is expected to appeal to a broader set of investors over time.

What this means for employees

Now I want to address what everyone is really thinking: “What does this mean for me?”

What does NOT change right now

•Your role and responsibilities do not change because of today’s announcement, they may change positively as closing approaches.
•Our day-to-day operations continue as usual.
•Our standards don’t change – we must stay focused on serving our borrowers and partners, executing consistently, and meeting our obligations.

The combined company will include Sachem employees, and will be led by an experienced leadership team with industrial and REIT backgrounds. We will communicate strategic hires once they are made.

As we move toward closing, there will be integration planning and operating model workstreams. If there are changes that affect teams, they will be communicated clearly, directly, and with as much advance notice as possible.

A key part of the combined company’s ability to operate the industrial portfolio is the operating platform, experienced personnel and our accounting teams. The current Sachem accounting team will support the capital solutions platform as well as the consolidation between the industrial portfolio and capital solutions operations. It will also handle all SEC and public company filings. Details on this integration will be shared in the near future.

IRG has a wholly owned asset management and property management operation, IRG Realty Advisors (IRGRA) that is expected to support day-to-day property management operations after closing. The combined company expects to enter into third-party management and shared services agreements with IRGRA upon closing. IRGRA will also support the Sachem capital solutions platform through its HR, IT and marketing units.

The main point is: the operating model is designed to have real execution capability behind it meaning the right personnel in the right places– not just a strategy on paper.

Confidentiality & Process

Let’s be clear about timing: this transaction is expected to close in late 2026, subject to customary closing conditions and shareholder approval.

Between now and then:

•there will be SEC filings and a proxy process,
•we will engage with shareholders,
•and we will continue to run Sachem with full focus.

Nothing is final until the process is complete. And because we are a public company, we must be disciplined in how we communicate.

This is extremely important.

Because this is a public-company transaction:

•Please do not comment externally or speculate – including on social media.
•If a reporter, investor, or analyst reaches out to you, direct them to Stephen Swett stephen.swett@icrinc.com.
•If a borrower or former Sachem partner/shareholder, you can refer them to the press release and route any sensitive questions to John V or Jeff W.

I know that may feel restrictive, but it protects the company and protects all of us.

We are committed to clear, consistent communication throughout this process.

You have already received an internal FAQ that answers many likely questions. We are also committed to sharing milestones as they occur.

If you have questions, please contact Jeff or I and we will do our best to answer them promptly.

Closing

Let me close with this:

This transaction is about building a stronger long-term platform – one with scale, durable cash flows, and a clearer growth strategy. It’s ambitious, and it’s an important step, but it will require focus, professionalism, and execution from all of us.

Thanks again for all that you do.

3.On May 18, 2026, the following email was sent by Sachem to employees concerning the Contribution Agreement and the Transaction.

Subject: Important Company Update: Announcing Our Strategic Merger with Industrial Realty Group

Hi Team,

Moments ago, we issued a press release announcing that Sachem Capital Corp. has entered into a definitive contribution agreement with Industrial Realty Group (IRG) to in combination create IRG Realty Trust, Inc. (IRGT), a scaled, publicly listed industrial REIT.

This transaction is designed to reposition Sachem into a predominantly lease-driven industrial platform with meaningful scale and durable, recurring cash flows – while maintaining our established real estate capital solutions capabilities. In short, this is a strategic reset intended to strengthen the long-term foundation of the company and expand our opportunities over time.

Upon closing, IRGT is expected to include 98 industrial assets contributed by IRG, along with Sachem’s existing assets. The combined company will focus on mission-critical industrial infrastructure serving manufacturing, warehousing and distribution users, with a strategy centered on growing durable occupancy and recurring cash flow. Sachem’s capital solutions operations will provide support to the resilient cash flow generated by the industrial real estate platform balancing the highs and lows of market cycles.

The transaction is expected to close in late 2026, subject to customary closing conditions and approval by Sachem shareholders. Between now and closing, we will work through the required SEC and shareholder processes, and we intend to share updates as key milestones occur. Until then, it’s business as usual – so please stay focused on serving our clients, executing our work with excellence, and supporting one another.

The IRGT team will include Sachem employees and will be led by an experienced leadership team with industrial and REIT backgrounds. Governance is expected to continue to align with public REIT standards, including a majority-independent Board. Stuart Lichter, IRG’s President & Founder, will chair the Board following closing, and I will continue to serve as a Board member.

IRG Realty Advisors (IRGRA), IRG’s wholly owned asset management, property management, and real estate operating company, is expected to support day-to-day property management operations after closing. IRGT expects to enter into third-party management and shared services agreements with IRGRA upon closing.

Because we are a public company and this transaction will involve SEC filings and a shareholder vote, it’s critical that we communicate consistently and appropriately:

•Please do not comment externally (including on social media) about the transaction.
•If you receive any media or investor inquiries, please direct them to Investor Relations/Communications: stephen.swett@icinc.com.
•If you receive questions from vendors or borrowers, please refer them to the press release and route anything sensitive for vendors to Dave Bienia and for borrowers to Melissa Harrington or Anthony Mascia. Any inbound inquiries regarding current shareholders or old Sachem Partners. Please direct them to Jeff or I.

We know you will have questions, and we have prepared the attached internal FAQ. We will provide another email giving additional insight into the transaction immediately following this email and will schedule an employee town hall immediately so you or others can have a forum to ask questions.

Thank you for everything you do. We’re excited about the long-term potential of this transaction and remain focused on executing for our stakeholders and supporting our team throughout this process.

Best,

John Villano
Chief Executive Officer

4.On May 18, 2026, the following Questions and Answers were provided to Sachem’s employees concerning the Contribution Agreement and the Transaction.

Employee FAQ

1.What did we announce?

We announced that Sachem Capital Corp. has entered into a definitive contribution agreement with Industrial Realty Group (IRG) to combine our operations as rebranded IRG Realty Trust, Inc. (IRGT), a scaled, publicly listed industrial REIT along with Sachem’s real estate capital solutions platform.

2.What is IRG Realty Trust (IRGT)?

Post closing of the contribution IRGT is expected to be a top‑10 publicly listed industrial REIT with an implied enterprise value of approximately $3.4 billion, focused on mission‑critical industrial infrastructure supporting manufacturing, warehousing and distribution users along with Sachem’s real estate capital solutions platform.

3.Why are we doing this transaction?

The goal is a strategic repositioning: combining IRG’s income-producing industrial real estate of 98 assets / 98 million sq ft with Sachem’s established capital solutions platform to be an institutionally relevant industrial REIT with meaningful scale, strong lease‑driven cash flows, and multiple pathways for long-term growth.

This is a strategic asset and capital reset for Sachem and is intended to strengthen the long-term foundation of the company and expand our opportunities over time.

4.What will the combined company own and do?

Upon closing, IRGT is expected to own 98 industrial properties contributed by IRG plus all of Sachem’s assets totaling approximately $3.4 billion

IRGT will focus on mission‑critical industrial infrastructure for manufacturing, warehousing and distribution users and intentional real estate capital solutions.

5.What happens to Sachem’s capital solutions business?

The transaction combines IRG’s industrial portfolio with Sachem’s capital solutions platform, and the strategic benefits include continuing an “opportunistic capital solutions platform” as part of the overall growth approach. The Sachem platform will now enjoy the benefits of more competitive capital, better borrowers, partners and high quality real estate opportunities.

This transaction accelerates a move toward a more resilient earnings profile and broader investor appeal, while still retaining a lending capability that can complement the platform over time.

6.When will the transaction close?

The transaction is expected to close in late 2026, subject to customary closing conditions and approval by Sachem shareholders.

7.What approvals are required?

Closing is subject to customary closing conditions and approval by Sachem shareholders.

8.What does “business as usual” mean for employees right now?

It means keep doing your job exactly as you do today – serving clients, executing on priorities, meeting deadlines, and maintaining service standards. Nothing changes day‑to‑day because of the announcement.

9.Will there be changes to roles, reporting lines, or staffing?

At this time, there are no immediate changes. The IRGT team will include Sachem employees and will be led by an experienced leadership team with industrial and REIT backgrounds.

For any future organizational changes, leadership will communicate those decisions directly and clearly.

10.Will compensation, benefits, or HR policies change now?

No immediate changes are associated with the announcement. If any changes are contemplated as part of integration planning, they will be communicated directly and clearly with appropriate notice.

11.Who will lead the combined company?

The IRGT team will include Sachem employees and will be led by an experienced leadership team with industrial and REIT backgrounds. We will communicate any strategic hires once they are made.

Governance is expected to stay aligned with public REIT standards, including a majority-independent Board. Stuart Lichter, IRG’s President & Founder, will chair the Board following closing, and I will continue to serve as a Board member.

12.What is IRGRA and what role will it play?

IRG Realty Advisors (IRGRA) is IRG’s wholly owned asset management, property management, and real estate operating company with an extensive track record.

IRGRA is expected to support day‑to‑day property management operations following closing, and IRGT expects to enter into third‑party management and shared services agreements with IRGRA upon closing.

13.What should I say if a you are asked about the announcement?

Please communicate:

“Today we announced a proposed merger with Industrial Realty Group (IRG) to create IRG Realty Trust. It’s business as usual for Sachem today. There are no changes to current processes or obligations as a result of the announcement. For details, please refer to the press release or contact investor relations. stephen.swett@icrinc.com.”

14.What if a reporter, analyst, or investor contacts me directly?

Do not comment. Politely communicate:

“Thanks for reaching out. I am not an approved company spokesperson. Please contact investor relations. stephen.swett@icrinc.com.”

This helps ensure consistency and avoids selective disclosure risk.

15.Can employees discuss the deal on social media?

No. Do not post, comment, speculate, or “like/share” content about the transaction. Even well‑intended posts can create compliance issues or spread misinformation. Please stick to approved company communications. The Company will post appropriate materials on our website, facebook and linked-in shortly after announcement.

16.Can I buy or sell Sachem stock right now?

Because we are a public company involved in a significant transaction, employees should follow the company’s insider trading policy and any blackout guidance. If you’re unsure, contact John V or Jeff W before trading.

17.What is the reverse stock split mentioned in the release?

The release states IRGT is expected to execute a 20‑to‑1 reverse stock split at closing, implying an illustrative post‑split reference price of approximately $40.00 per share.

A reverse split is a technical change that adjusts share count and price proportionally; it does not, by itself, change the underlying value of an investor’s total holdings.

18.What is the new credit facility and why is it important?

Scotiabank expects to arrange a new credit facility for post-closing IRGT operations.

This is part of the plan to support the combined company’s capital structure and liquidity.

19.What are the strategic benefits we should understand internally?

This transaction allows Sachem to:

•Build a scaled, institutionally relevant industrial REIT with recurring property-level cash flows and improved public-market profile.

•Benefit from durable earnings power.

•Access capital providers whose were unavailable to us due to our size and scale. Being able to share in the IRG cost-of-capital profile will enhance our ability to compete for attractive capital-solutions opportunities in an accretive way. Simply , we can lend to better borrowers and sponsors and compete effectively with banks and much larger lenders than us. Further, our margin will expand and provide earnings growth

•Chart a path to improved cost of capital and deleveraging, with leverage expected around ~8.0x and a path to sub‑6.0x over time through organic cash flow growth and disciplined balance sheet management.

20.Where can employees get updates and ask questions?

•It you have questions, please email them to John V.

*****

How to Find Further Information
This communication does not constitute a solicitation of any vote or approval in connection with the proposed Transaction between Sachem and IRG Global . In connection with the proposed Transaction, Sachem will file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which Sachem will furnish with any other relevant documents to its shareholders in connection with the special meeting of its shareholders to approve the Transaction and related matters to vote on the Transaction. This communication is not a substitute for the Proxy Statement or any other document that Sachem may file with the SEC or send to its shareholders in connection with the Transaction. BEFORE MAKING ANY VOTING DECISION, WE URGE SHAREHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SACHEM AND THE PROPOSED TRANSACTION. The proposals for the Transaction will be made solely through the Proxy Statement. In addition, a copy of the Proxy Statement (when it becomes available) may be obtained free of charge from the Investor Relations Department of Sachem at Investor Relations, 568 East Main Street, Branford, CT 06405. Security holders also will be able to obtain, free of charge, copies of the Proxy Statement and any other documents filed by Sachem with the SEC in connection with the proposed

Transaction at the SEC’s website at http://www.sec.gov, and at Sachem’s website at https://www.sachemcapitalcorp.com/.
 Participants in the Solicitation
The directors and executive officers of Sachem may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Transaction. Information regarding Sachem’s directors and executive officers and their respective interests in Sachem by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC (available here). Additional information regarding the interests of such potential participants is or will be included in the Proxy Statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed Transaction.
Forward-Looking Statements
This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “outlook,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed Transaction, including anticipated future financial and operating results, synergies, accretion and growth rates, Sachem’s, IRG Global’s and the combined company’s plans, objectives, expectations and intentions, and the expected timing of completion of the proposed Transaction. These statements are based on current expectations, estimates and projections about the industry, markets in which Sachem and IRG Global operate, management’s beliefs, assumptions made by management and the transactions described in this communication. While Sachem’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Contribution Agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Transaction that may be instituted against the parties and others following announcement of the Transaction; (3) the inability to consummate the Transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval, failure to obtain required regulatory approvals or the failure to satisfy other conditions to completion of the Transaction; (4) risks that the proposed Transaction disrupts current plans and operations of Sachem or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Transaction; (6) the amount of the costs, fees, expenses and charges related to the Transaction; (7) the risk that the Contribution Agreement may be terminated in circumstances requiring Sachem to pay a termination fee; (8) the effect of the announcement of the Transaction on the ability of Sachem to retain and hire key personnel and maintain relationships with its borrowers and others with whom it does business; (9) the effect of the announcement of the Transaction on Sachem’s operating results and business generally; (10) the risk that Sachem’s stock price may decline significantly if the Transaction is not consummated; and (11) the other risks and important factors contained and identified in Sachem’s filings with the SEC, such as Sachem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as Sachem’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.
There can be no assurance that the Transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. Sachem undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and Sachem does not intend to do so.